                                                                    EXHIBIT 15.1

August 12, 2005

AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiaries as of June 30, 2005 and for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 12, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094, 333-108716 and 333-125743 on Form S-8 and
Registration Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925,
333-31442, 333-32776, 333-34958, 333-35934, 333-107820, 333-111680, 333-114389,
333-123867, 333-124230 and 333-125979 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP